EXHIBIT 10.50

SEPARATION AGREEMENT

FOR AND IN CONSIDERATION of the mutual promises, covenants and agreements made in this agreement (this “Agreement”) by and between ERNEST MARIO, PH.D. (“Executive”, a term which includes Executive himself, Executive’s spouse, and all assigns, heirs, and successors in interest) and RELIANT PHARMACEUTICALS, INC. (“Reliant”, a term which for the purposes of this Agreement includes Reliant, any and all parent, subsidiary, and affiliate corporations), the parties agree as follows:

1.                                                                                      Termination of Employment

Executive has agreed voluntarily to resign his employment with Reliant effective at 11:59 pm on June 30, 2007 (“Termination Date”), whereupon all benefits and privileges related thereto will cease, except as expressly set forth herein.

2.                                                                                      No Admissions

Reliant and Executive agree that the entry of the parties into this Agreement, and the agreements contained herein, are not and shall not be construed to be an admission of liability on the part of any party hereto or any parties hereby released or held harmless.

3.                                                                                      Adequacy of Consideration

The parties agree that Reliant has no obligation to Executive to make the payments or arrangements set forth herein independent of this Agreement. The parties further acknowledge the adequacy of the “additional consideration” provided herein by each to the other, that this is a legally binding document, and that they intend to comply with and be faithful to its terms. Executive acknowledges that he has received payment for all salary, accrued but unused vacation and reimbursement for all reimbursable business expenses accrued through the date that this Agreement is executed by Executive (other than reasonable and documented business expenses incurred in the ordinary course of business by Executive through the Termination Date, all of which will be submitted to Reliant by Executive within ten (10) days following the Termination Date), and except for the payments under this Agreement, or benefits in which he is vested under Reliant’s employee benefit plans, and that he has received all amounts to which he is otherwise entitled.

4.                                                                                      Payments to Executive

In partial consideration for the promises of Executive set forth herein, Reliant agrees to pay to Executive the amounts set forth in Sections 4(a), 4(b) and 4(c) below subject to and on the terms described in this Section 4:

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a.               One Million Two Hundred Fifty Thousand Dollars and No Cents ($1,250,000.00) to be paid in twenty four (24) equal installments of Fifty Two Thousand Eighty Three Dollars and 33/100 ($52,083.33) beginning with the first regularly scheduled pay period following the Termination Date.

b.              The payments made pursuant to this Section 4, (i) shall be reduced by statutorily required deductions, including any income or employment taxes required to be withheld as a result of the granting of restricted stock under Sections 5(b) or 5(d) and/or the assignment of the interest in the aircraft under Section 5(c), (ii) shall be made in accordance with Reliant’s normal payroll practices and (iii) are contingent upon execution and delivery by Executive to Reliant of a letter substantially in the form of Exhibit A attached hereto on a date that is after the Termination Date but prior to July 15, 2007.

c.               Reliant will make the above-described payments to Executive notwithstanding any set-off agreements, which may have previously existed between Reliant and Executive and regardless of whether he obtains any employment or income from any other source after the Termination Date.

d.              The payments made pursuant to this Section 4 shall not be matched by Reliant or otherwise considered compensation to Executive for purposes of Reliant’s 401(k) or other benefit plans.

e.               Other than as set forth herein, Reliant is not obligated to pay Executive any other compensation.

f.                 Reliant shall not be obligated to make any of the payments set forth herein if Executive breaches this Agreement in any material way or revokes it pursuant to Section 28 herein. If Executive breaches the provisions of Sections 6, 7 or 10 of this Agreement or the surviving sections of his Employment Agreement (as defined below) that are listed in Section 24 hereof, Executive shall be obligated to repay Reliant all amounts paid under this Section 4, other than $100 thereof.

5.                             Other Agreements

a.               As of the Termination Date, Executive or his permitted assignees will have a total of (i) 949,936 vested options to purchase Reliant common stock, all of which have an exercise price of $20.00/share and (ii) 469,974 shares of restricted common stock (all of which are vested). All of vested options and restricted stock shall continue to be governed by the Reliant Pharmaceuticals, LLC Equity Incentive Plan (as amended) or Reliant Pharmaceuticals, Inc. 2004 Equity Incentive Plan (as amended), as applicable, and the agreements pursuant to which such options and restricted stock were granted; provided

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that all such vested options will remain exercisable until their respective expiration dates as provided in the applicable option agreements. Executive will forfeit the 425,000 shares of restricted common stock issued pursuant to Section 4(f) of the Employment Agreement, all of which are unvested as of the Termination Date

b.              The terms of Section 4(d) of the Employment Agreement notwithstanding, Executive shall retain the right to receive the Liquidity Event Bonus (as defined in the Employment Agreement) but only if a Liquidity Event (as defined in the Employment Agreement) occurs prior to July 1, 2008. In the event that a Liquidity Event (as defined in the Employment Agreement) has not occurred before June 30, 2008, then on July 1, 2008, Reliant shall grant and issue to Executive Three Hundred Thirty Three Thousand (333,000) shares of its restricted common stock, which shares shall be fully vested and transferable upon grant, subject only to the terms of Reliant’s standard form of restricted stock agreement and the Stockholders Agreement, dated as of April 1, 2004 (as amended from time to time, the “Stockholder’s Agreement”) by and among Reliant and each of the holders of the shares of Reliant’s capital stock who is a signatory thereto In the event that any portion of the Liquidity Event Bonus constitutes an “excess parachute payment” within the meaning of Sections 280G and 4999 of the Code (such amount being the “Excess Parachute Payment”), then Reliant shall pay the Executive an additional amount equal to twenty (20%) of the amount of such Excess Parachute Payment, as provided under Section 4(f)(iii) of the Employment Agreement. Such payment shall be made within thirty (30) days after payment of the Liquidity Event Bonus, but not later than December 31 of the year next following the year in which Executive or Reliant on behalf of Executive remits the taxes due under Section 4999 of the Code.

c.               On or prior to August 15, 2007, but no earlier than July 31, 2007, for no additional cash consideration, Reliant will assign to Executive (or to an entity designated and controlled by Executive) Reliant’s 3/16ths NetJets fractional ownership interest in a Citation Excel aircraft, tail number N668QS (such interest, the “Aircraft”), which interest has an agreed value of One Million Four Hundred Thousand Dollars and No Cents ($1,400,000.00). Upon consummation of the assignment of the Aircraft, the assignee shall assume responsibility for all payments and obligations with respect to the Aircraft from and after the date that title to the Aircraft passes to the assignee.

d.              Upon the earlier of (i) a Change in Control (as defined in Section 4(f)(ii) of the Employment Agreement) or (ii) January 31, 2009, Reliant will grant and issue to Executive 425,000 shares of its common stock (the “Deferred Shares”). The Deferred Shares shall be fully vested and transferable upon issuance, subject only to the terms of Reliant’s standard form of restricted stock agreement and the Stockholders Agreement.

e.               Nothing in this Agreement is intended to accelerate, alter or reduce any other vested or

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accrued benefits (if any) to which Executive may be entitled under Reliant’s 401(k) Plan.

f.                 Reliant will not oppose Executive’s efforts to obtain unemployment benefits so long as Executive is in compliance with the terms of this Agreement and his other obligations to Reliant; provided that the foregoing shall in no way prevent Reliant from responding truthfully to inquiries from or investigations by governmental authorities with respect to Executive’s application for such unemployment (or similar) benefits.

g.              The obligations of Reliant under Sections 5(a), (b), (c) and (d) are contingent upon execution and delivery by Executive to Reliant of a letter substantially in the form of Exhibit A attached hereto on a date that is after the Termination Date but prior to July 15, 2007.

6.                                                                                      Executive’s Full Release of All Claims

In consideration for the undertakings and promises of Reliant set forth in this Agreement, Executive unconditionally releases, discharges, and holds harmless Reliant, its officers, directors, shareholders, employees, agents, attorneys, suppliers and contractors (herein collectively referred to as “Releasees”), from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively referred to as “claims”), that Executive had, has, or might claim to have against Releasees at the time Executive executes this Agreement (other than claims brought by Executive against Reliant for breach of this Agreement), including but not limited to any and all claims:

a.                                       arising from Executive’s employment, pay, bonuses, commissions, vacation, sick leave, stock options, or any other Executive benefits, and other terms and conditions of employment or employment practices of Reliant;

b.                                      arising under the Employment Agreement, including, without limitation, use of an aircraft;

c.                                       relating to the termination of Executive’s employment with Reliant, the surrounding circumstances thereof, or any communications about the termination of Executive’s employment;

d.                                      relating to payment of any attorney’s fees for Executive;

e.                                       based on discrimination on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law

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under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act, COBRA, the Executive Retirement Income Security Act of 1974, the New Jersey Law Against Discrimination, the Family Medical Leave Act, the Uniformed Services and Redeployment Rights Act of 1994, the New Jersey Law Against Discrimination, the New Jersey Conscientious Executive Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination laws;

f.                                         based on any contract, tort, whistleblower, personal injury, or wrongful discharge theory; and

g.                                      based on any other federal, state or local constitution, regulation, law (statutory or common), or legal theory.

7.                                                                                      Executive’s Covenant Not to Sue or Accept Recovery; No Prior Assignment

Executive covenants not to sue Reliant or any Releasees on account of any claim released hereby. Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local. Executive represents and warrants that he has not assigned or transferred, in any manner, including by subrogation or operation of law, any portion of any claim, action, complaint, charge or suit encompassed by the releases set forth in this Agreement.

8.                                                                                      On The Job Illness or Injury At The Time of Execution

Executive has no knowledge or claim of any condition, symptom or events that could give rise to or be the result of any on the job illness or injury.

9.                                                                                      Return of Property

Executive agrees that he has not removed any Reliant property from Reliant’s premises, except as authorized by Reliant in writing, or that Executive will return all of Reliant’s property immediately upon execution of this Agreement. Such property includes, but is not limited to, the original and any copies of any confidential information or trade secrets, all Reliant-issued vehicles, computers, PDA’s, keys, pass cards, customer lists, files, brochures, documents or

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computer disks or printouts, equipment and any other item relating to Reliant and its business. Further, Executive agrees that he has not taken, procured, or copied (and will not take, procure or copy) any property of Reliant on or after the Termination Date.

10.                                                                               Cooperation in Legal Matters

In consideration for the promises and payments by Reliant pursuant to this Agreement, at the request of Reliant, Executive agrees to cooperate to the fullest extent possible with respect to legal matters involving Releasees about which Executive has or may have personal knowledge (other than Executive termination or any other claim he may bring against Releasees), including any such matters which may arise after the termination of Executive employment. Reliant will reimburse Executive for properly documented out-of-pocket expenses actually incurred by Executive in providing such requested cooperation, but only to the extent such expense are approved in advance by Reliant.

11.                                                                               Cooperation in Professional Transition of Business Affairs

In consideration for the promises and payments by Reliant pursuant to this Agreement, Executive agrees to cooperate to the fullest extent reasonably possible in the professional transition of those matters for which he was responsible and involved in during Executive’s employment with Reliant.

12.                                                                               No Interest in Reinstatement

Executive hereby acknowledges that Executive has no interest in reinstatement, reemployment or employment with Reliant, and Executive forever waives any interest in or claim of right to any future employment by Reliant. Executive further covenants not to apply for future employment with Reliant.

13.                                                                               Confidentiality Regarding This Agreement

Except as otherwise expressly provided in this Section 13, the parties agree that the terms and conditions of this Agreement are and shall be deemed to be confidential and hereafter shall not be disclosed to any other person or entity. The only disclosures excepted by this Section 13 are (a) as may be required by law; (b) the parties may tell prospective employers the dates of Executive’s employment, positions held, evaluations received, Executive’s duties and responsibilities and salary history with Reliant; (c) the parties may disclose the terms and conditions of this Agreement to their attorneys, accountants and/or tax advisors; (d) Reliant may disclose this Agreement, its terms and conditions to financing sources, investment bankers, advisors to such persons and in connection with an organic transaction; provided that the receiving party is subject to an obligation of confidentiality to Reliant and (e) the parties may

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disclose the terms and conditions of this Agreement to their respective spouses and children, if any, provided, however, that Executive makes Executive’s spouse and children aware of the confidentiality provisions of this paragraph and Executive’s spouse and children agrees to keep the terms of this Agreement confidential.

14.                                                                               Resignations

Executive hereby resigns as director of Reliant.

15.                                                                               Assignment

This Agreement shall be binding upon Executive and shall not be subject to assignment or delegation by Executive without Reliant’s express written consent. This Agreement shall likewise be binding upon Reliant and its successors and assigns, and shall be subject to assignment by Reliant, without Executive’s consent, (a) to any affiliate of Reliant or (b) to any third party in connection with (i) the sale of all or substantially all of the assets of Reliant or (ii) a merger, consolidation, change of control or similar transaction involving Reliant. Reliant shall use commercially reasonable efforts to provide Executive with written notice of any such permitted assignment; provided that failure to provide such written notice shall not void or otherwise adversely impact the validity of any such assignment. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

16.                                                                               Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement; provided, however, that both parties acknowledge and agree that the general release contained in Section 6, and the covenants in Sections 7 and 24 hereof are essential terms of this Agreement. If any of Section 6 or Sections 7 and 24 is held to be unenforceable by an arbitrator pursuant to Section 22 or a court of competent jurisdiction, the remaining provisions of this Agreement shall be enforceable at Reliant’s sole discretion.

17.                                                                               Governing Law

This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New Jersey without reference to its internal conflict of law principles.

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18.                                                                               Expenses

Each of Reliant and Executive shall bear its/his own costs and expenses in connection with the negotiation and documentation of this Agreement.

19.                                                                               Counterparts

This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

20.                                                                               Jurisdiction and Venue

The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 22 of this Agreement may be instituted and litigated in federal, state or local courts sitting in Newark, New Jersey and each of such parties hereby consents to the jurisdiction and venue of such court, waives any objected based on forum non conveniens and any right to a jury trial as set forth in Section 21 of this Agreement.

21.                                                                               Waiver of Jury Trial

EXECUTIVE HEREBY WAIVES, RELEASES AND RELINQUISHES AND ALL RIGHTS HE MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATIONS, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY TERM HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED BY THIS AGREEMENT.

22.                                                                               Arbitration

Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Newark, New Jersey, administered by the American Arbitration Association (the “AAA”), in accordance with the New Jersey Alternative Procedure for Dispute Resolution Act, AAA’s Commercial Arbitration Rules and the Federal Rules of Civil Procedure relating to the production of evidence. The parties agree that the arbitrator may impose sanctions in his or her discretion to enforce compliance with discovery and other obligations. Such arbitration shall be presided over by a single arbitrator. If Executive, on the one hand, and Reliant, on the other hand, do not agree on the arbitrator within fifteen (15) days after a party requests arbitration, the arbitrator shall be selected by Reliant and employee from a list of five (5) potential arbitrators provided by AAA. Such list shall be

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provided within ten (10) days of the request of any party for arbitration. The party requesting arbitration shall delete one name from the list. The other party shall delete one name from the list. This process shall then be repeated in the same order, and the last remaining person on the list shall be the arbitrator. This selection process shall take place within the two (2) business days following both parties’ receipt of the list of five (5) potential arbitrators. Hearings in the arbitration proceedings shall commence within twenty (20) days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver his or her opinion within twenty (20) days after the completion of the arbitration hearings. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. Unless otherwise ordered by the arbitrator pursuant to this Agreement, the arbitrator’s fees and expenses shall be shared equally by the parties.

23.                                                                               No Reliance Upon Other Statements

This Agreement is entered into without reliance upon any statement or representation of any party hereto or parties hereby released other than the statements and representations contained in writing in this Agreement.

24.                                                                               Survival of Certain Covenants

The parties recognize that certain terms of the Amended and Restated Employment Agreement, dated as of November 15, 2005, but effective as of July 1, 2005 (as amended, the “Employment Agreement”), are intended to survive Executive’s termination, including, but not limited to Sections 4(d) and 4(f) (regarding the Section 4(d) Shares and Liquidity Event Bonus), Section 6 (Records and Confidential Data), Section 8 (Assignment of Inventions), and all subsections of Section 7 (Additional Covenants) and Section 9 (Miscellaneous Provisions) to the extent necessary to give effect to the other surviving Sections of the Employment Agreement. To the extent that any conflicts may arise between this Agreement and the surviving sections of the Employment Agreement, this Agreement shall be deemed controlling. Without limiting the effect of any other provisions of Section 7 of the Employment Agreement, Reliant agrees that Executive’s activities with respect to Capnia, Incorporated shall not be deemed to violate Section 7(a) of the Employment Agreement so long as Capnia, Incorporated does not compete directly with any activities of Reliant during the six (6) month period following the Termination Date.

25.                                                                               Entire Understanding

The parties acknowledge that this Agreement contains the entire understanding of the parties and that it may not be modified without the express written consent of the parties hereto.

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26.                                                                               No Waiver

Any failure by any party to enforce any of their rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.

27.                                                                               Full and Knowing Waiver

By signing this Agreement, Executive certifies that:

a.                                       Executive carefully read and fully understands the provisions of this Agreement;

b.             Executive was advised by Reliant in writing, via this

Agreement, to consult with an attorney before signing this Agreement;

c.                                       Reliant allows Executive twenty-one (21) days from its initial presentation to Executive to consider this Agreement before signing it; and,

d.                                      Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

28.                                                                               Revocation of Agreement

Executive may revoke this Agreement within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by Bradley T. Sheares, Ph.D. personally at Reliant Pharmaceutical, Inc., 110 Allen Road Liberty Corner, New Jersey  07938. Revocation can be made by hand delivery, telegram, facsimile, or postmarking before the expiration of this seven (7) day period. None of the obligations of Reliant under this Agreement shall be effective in the event that Executive revokes this Agreement pursuant to this Section 28.

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IN WITNESS WHEREOF the undersigned hereunto set their hands to this Agreement on the dates written below.

RELIANT PHARMACEUTICALS, INC.

By:
Name:
Title:

Date: June ___, 2007

Ernest Mario, Ph.D.

Date: June ___, 2007

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EXHIBIT A

                       , 2007

Reliant Pharmaceuticals, Inc.

110 Allen Road

Liberty Corner, NJ

Attention: Bradley T. Sheares, Ph.D., Chief Executive Officer

Re:  Separation Agreement

Dear Dr. Sheares:

Reference is made to the Separation Agreement (the “Separation Agreement”) between Reliant Pharmaceuticals, Inc. (“Reliant”) and the undersigned (“Executive”), which agreement was executed by Reliant on June    , 2007 and by Executive on June    , 2007. Capitalized terms used but not otherwise defined in this letter have the meanings ascribed to them in the Separation Agreement.

This letter is being delivered pursuant to Section 4(b) of the Separation Agreement.

Executive hereby (a) reaffirms the provisions of the Separation Agreement, (b) acknowledges that he has received payment for all salary, accrued but unused vacation and reimbursement for all reimbursable business expenses accrued through the Termination Date, and except for the payments under the Separation Agreement, or benefits in which he is vested under Reliant’s employee benefit plans, he has received all amounts to which he is otherwise entitled through the Termination Date, (c) agrees that the provisions of Section 6 of the Separation Agreement shall also cover the period from the date the Separation Agreement was executed by Executive through and including the Termination Date, (d) agrees that the provisions of Section 7 shall apply to any claims or other matters released pursuant to the preceding clause (c) and (e) agrees that the provisions of Sections 17, 20, 21, and 22 of the Separation Agreement apply to this letter.

Sincerely,

Ernest Mario, Ph.D.

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